STATEMENT TO NOTEHOLDERS

Household Home Equity Loan Trust 2002-3

Distribution Number	16
Beginning Date of Accrual Period	20-Nov-03
End Date of Accrual Period	21-Dec-03
Payment Date	22-Dec-03
Previous Payment Date	20-Nov-03

Funds Reconciliation
Available Funds for Payment (including Skip-A-Pay Advances/Reimbursements, less Premium Amount)
Principal Collections	21,946,463.70
Collections of Interest (net of Servicing Fee and principal recoveries)
Servicing Fee	234,813.45
Principal recovery	-
Skip-A-Pay Advances	0.00
Skip-A-Pay Reimbursement Amount	0.00
Insured Amounts, if any	0.00

Payments	25,536,700.70
Interest Paid to Notes	653,535.17
Principal Paid to Notes	24,508,845.85
Servicing Fee	234,813.45
Ownership Interest	139,506.23

Balance Reconciliation

Beginning Pool Amount	563,552,285.44
Principal Collections (including repurchases)	21,946,463.70
Charge off Amount	(320,177.83)
Ending Pool Amount	541,285,643.91

Collateral Performance
Cash Yield (% of beginning balance)	7.80%
Charge off Rate (net of principal recoveries; % of beginning balance)	0.68%
Net Yield	7.12%
Cumulative Realized Losses	(1,397,889.9300)
Cumulative Loss Percentage	0.14%

Delinquent Home Equity Loans
30-59 days principal balance of Home Equity Loans	14,664,522.03
30-59 days number of Home Equity Loans	135
60-89 days principal balance of Home Equity Loans	4,274,995.24
60-89 days number of Home Equity Loans	42
90+ days principal balance of Home Equity Loans	11,576,830.94
90+ days number of Home Equity Loans	122
90+ days Delinquency Percentage	2.14%
90+ days Rolling Average	1.86%

Loan Detail
Number Purchased pursuant to 2.02, 2.04 and 3.01	-
Principal Balance Purchased pursuant to 2.02, 2.04 and 3.01	-
Substitution Adjustment Amounts	-
Number of Home Equity Loans outstanding (Beginning of Collection Period)
Number of Home Equity Loans outstanding (Ending of Collection Period)
Number of Home Equity Loans that went into REO	4
Principal Balance of Home Equity Loans that went into REO	576,389.25

Overcollateralization
Begin Overcollateralization Amount	95,254,792.35
Overcollateralization Release Amount	0.00
Distributable Excess Cashflow	2,562,382.15
End Overcollateralization Amount	97,496,996.67

Target Overcollateralization Amount	97,496,996.67
Interim Overcollateralization Amount	94,934,614.52
Interim Overcollateralization Deficiency	2,562,382.15

Excess Cashflow	2,701,888.38

Other
Stepdown	No
Trigger Event	No
Event of Default	No
Master Servicer Termination Event	No
Total Note Balance as Percent of Total Original Note Balance	45.40%

Note Principal Amount Statement
A. Information on Distributions
1. Total Distribution per $1,000	25.742356
2. Principal Distribution per $1,000	25.073758
3. Interest Distribution per $1,000	0.668599

B. Calculation of Interest Due & Paid
1. 1 month LIBOR	1.12000%
2. Formula Rate (1-mo. Libor plus 45 bps)	1.57000%
3. Available Funds Cap	8.52572%
4. Note Rate	1.57000%
5. Days in Accrual Period	32

6. Current Interest, Interest Carry Forward Amount, and Supplemental Interest Amount Due
7. Current Interest and Interest Carry forward Amount paid	653,535.17
8. Supplemental Interest Amount paid	0.00

9. Unpaid Interest Carry Forward Amount	0.00
10. Unpaid Supplemental Interest Amount	0.00

C. Calculation of Note Principal Amount
1. Principal Note Amount, prior to payments	468,297,493.09
2. Principal Payment Amount paid	21,946,463.70
3. Distributable Excess Cashflow paid	2,562,382.15
4. Note Principal Amount, after payments	443,788,647.24

5. Note Principal Amount as a % of the Original Note Principal Amount, after payments
6. Note Principal Amount as a % of the Pool Balance, after payments